Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Investor Relations
Taylor Morrison Home Corporation
(480) 734-2060
investor@taylormorrison.com

Taylor Morrison Extends and Increases Stock Repurchase Program

Repurchase program will have $250 million in availability for repurchases through December 31, 2022

Scottsdale, Ariz., June 1, 2021 –– Taylor Morrison Home Corporation (NYSE: TMHC) (the “Company”) today announced that its Board of Directors has increased the amount available for repurchases under its stock repurchase program by up to $250 million of the Company’s Common Stock. Repurchases of the Company’s Common Stock under the program will occur from time to time in open market purchases, privately negotiated transactions or other transactions through December 31, 2022.

“The increase in our share repurchase authorization is a reflection of our commitment to creating long-term value through strategic capital allocation,” said Chief Financial Officer Dave Cone. “Our strong outlook for operating cash flow has equipped us with flexibility to continue to invest in our business, drive further balance sheet deleveraging and return excess capital to shareholders via share repurchases.”

Since 2015, the Company has repurchased a total of approximately 37 million shares for $735 million, representing 31 percent of its shares outstanding.

Future repurchases under the stock repurchase program are subject to prevailing market conditions and other considerations, including the Company’s liquidity, the terms of its debt instruments, planned land investment and development spending, acquisition and other investment opportunities and ongoing capital requirements.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison operates under our family of brands—including Taylor Morrison, Esplanade, Darling Homes, William Lyon Signature Series, and Christopher Todd Communities built by Taylor Morrison. We serve a wide array of consumers from coast to coast, including first-time, move-up, luxury and 55-plus active lifestyle buyers. From 2016-2021, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our unwavering pledge to sustainability, our communities and our team is highlighted in our 2020 Environmental, Social and Governance (ESG) Report.

For more information about Taylor Morrison, please visit www.taylormorrison.com.

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